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                                                                     EXHIBIT 4-3


           Action by the General Partner of PECO Energy Capital, L.P.
                  Creating the ___% Cumulative Monthly Income
                         Preferred Securities, Series B


                 Pursuant to Section 13.01 of the Amended and Restated Limited Partnership Agreement of PECO Energy Capital, L.P. dated as of July 25, 1994 (as amended from time to time, the "Partnership Agreement"), PECO Energy Capital Corp., as general partner (the "General Partner"), of PECO Energy Capital, L.P. (the "Partnership"), desiring to state the designations, rights, privileges, restrictions, preferences, voting rights and other terms and conditions of a new series of Preferred Securities, hereby authorizes and establishes such new series of Preferred Securities according to the following terms and conditions (each capitalized term used but not defined herein shall have the meaning set forth in the Partnership Agreement):

                 (a)      Designation.  ____________________ (_________)
interests with an aggregate liquidation preference of $______________ of the Preferred Securities of the Partnership, liquidation preference $25 per Preferred Security, are hereby designated as "___% Cumulative Monthly Income Preferred Securities, Series B" (hereinafter the "Series B Preferred Securities").

                 (b)      Distributions.

                      (i) Holders of the Series B Preferred Securities shall be entitled to receive, when, as and if declared by the General Partner out of funds on hand held by the Partnership and legally available therefor, cumulative cash distributions at a rate per annum of ___% of the stated liquidation preference of $25 per Series B Preferred Security. Distributions on the Series B Preferred Securities which accrue from the date of original issue to __________ shall be payable commencing on _____, 1995. In addition, holders of the Series B Preferred Securities shall be entitled to receive, when, as and if declared by the General Partner out of funds on hand held by the Partnership and legally available therefor a cash distribution at the rate of 7.96% per annum of the stated liquidation preference of $25 per Series B Preferred Security accumulating from November 1, 1995 through _____________, 1995, payable on ____________, 1995.

                     (ii) Distributions on the Series B Preferred Securities must be declared by the General Partner in any calendar year or portion thereof to the extent that the General Partner reasonably anticipates that at the time of payment the Partnership will have, and must be paid by the Partnership to the extent that at the time of proposed payment it has, funds legally

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available therefor sufficient to permit such payments. Distributions on the
Series B Preferred Securities will be deferred if and for so long as PECO Energy Company ("PECO Energy") defers payments to the Partnership on the Series B Debentures (as defined below). Accrued and unpaid distributions on the Series B Preferred Securities will accrue additional distributions ("Additional Distributions") in respect thereof, to the extent permitted by law, at the rate of ____% per annum of the stated liquidation preference of $25 per Series B Preferred Securities. Such Additional Distributions shall be payable at the time the related deferred distribution is paid, but in any event by the end of such deferral period. Distributions declared on the Series B Preferred Securities will be payable to the holders of Series B Preferred Securities as they appear on the books and records of the Partnership on the relevant record dates, which will be the 15th day of the month of the relevant payment.

                 (c)      Redemption.

                      (i) The Series B Preferred Securities are subject to redemption at the option of the General Partner, in whole or in part, from time to time, on or after October 1, 1997, at the Redemption Price (as defined below).

                     (ii) Upon redemption or payment at maturity of the __% Deferrable Interest Subordinated Debentures due 2025, Series B (the "Series B Debentures") issued by PECO Energy pursuant to a First Supplemental Indenture dated as of _________, 1995 between PECO Energy and Meridian Trust Company, as Trustee (the "Supplemental Indenture") to the Indenture dated as of July 1, 1994 between PECO Energy and Meridian Trust Company, as Trustee (as supplemented, the "Indenture"), the proceeds from such redemption or payment of the Series B Debentures shall be applied by the Partnership to redeem the Series B Preferred Securities at the redemption price of $25 per Preferred Security plus accumulated and unpaid distributions (whether or not declared) to the date fixed for redemption, together with any accrued Additional Distributions thereon (the "Redemption Price").

                    (iii) If a Tax Event shall occur and be continuing, the Series B Preferred Securities will be subject to redemption, at the option of the General Partner, in whole or in part at the Redemption Price within ninety (90) days following the occurrence of such Tax Event. If an Investment Company Act Event shall occur and be continuing, the Series B Preferred Securities will be subject to mandatory redemption in whole at the Redemption Price within ninety (90) days following the occurrence of such Investment Company Act Event.





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                 (d)      Liquidation Distribution.  In the event of any
voluntary or involuntary dissolution and winding up of the Partnership, holders of the Series B Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Partnership available for distribution to holders of Preferred Securities, after satisfaction of liabilities to creditors as required by the Delaware Act and before any distribution of assets is made to holders of the general partner interests, but together with holders of every other series of Preferred Securities outstanding, an amount equal to, in the case of holders of Series B Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series B Preferred Security plus accumulated and unpaid distributions and Additional Distributions to the date of payment (the "Liquidation Distribution").

                 (e) Voting Rights. The holders of the Series B Preferred Securities shall have no voting rights except as provided in the Partnership Agreement.

                 (f) Subordination. The holders of Series B Preferred Securities are deemed, by acceptance of such Securities, to have (i) agreed that the Series B Debentures issued pursuant to the Supplemental Indenture are subordinate and junior in right of payment to all general liabilities as and to the extent provided in the Supplemental Indenture and (ii) agreed that the Guarantee relating to the Series B Preferred Securities is subordinate and junior in right of payment to all general liabilities of PECO Energy.

                 (g) Issuance. The Series B Preferred Securities shall be issued by the Partnership to and initially deposited with PNC Bank, Delaware, as trustee of PECO Energy Capital Trust I, a statutory business trust created under an amended and restated trust agreement among the Trustee, the Partnership and, in certain limited respects, the General Partner, in consideration for the transfer to the Partnership of Series B Debentures with an aggregate principal amount equal to the aggregate liquidation preference of the Series B Preferred Securities. The Partnership shall initially be the transfer agent, registrar and paying agent for the Series B Preferred Securities.





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                 IN WITNESS WHEREOF, the General Partner as executed this
Action as of the day and year first above written.

                                                   PECO Energy Capital Corp.


                                                   By:
                                                      -------------------------
                                                      Name:  J. Barry Mitchell
                                                      Title: President





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